Exhibit 10.3
CHANGE ORDER
Modifications to Insurance Language Change Order

PROJECT NAME: Sabine Pass LNG Stage 4 Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: November 7, 2018	CHANGE ORDER NUMBER: CO-00001 DATE OF CHANGE ORDER: June 3, 2019

The Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary)

1.
Whereas, the Parties intend to amend Article 8.2A of the Agreement to reduce the (“Windstorms”) loss or damage from Five Hundred Million U.S. Dollars (U.S.$500,000,000) to Three Hundred Million U.S. Dollars (U.S.$300,000,000) in the cumulative aggregate with respect to the Work, the Project, Subproject 1, Subproject 2, Subproject 3, Subproject 4, Subproject 5, and Subproject 6, collectively.

2.	Now therefore, Section 8.2A of the Agreement is deleted and replaced with the following:

8.2    Risk of Loss.

A.Notwithstanding passage of title as provided in Section 8.1 of this Agreement, Contractor shall bear the risk of physical loss and damage with respect to a Subproject until the earlier of (i) Substantial Completion of such Subproject and Owner taking care, custody, and control of such Subproject (which such transfer of care, custody and control of such Subproject shall occur no more than one (1) Day following Owner’s execution of the Substantial Completion Certificate accepting Substantial Completion); or (ii) termination of this Agreement; provided that Owner shall at all times bear the risk of physical loss and damage if and to the extent arising from (i) war (whether declared or undeclared), civil war, act of terrorism, sabotage, blockade, insurrection; or (ii) ionizing radiation, or contamination by radioactivity from nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel properties of any explosive nuclear assembly or nuclear component thereof; or (iii) an atmospheric disturbance marked by high winds, with or without precipitation, including such events as hurricane, typhoon, monsoon, cyclone, rainstorm, tempest, hailstorm, tornado, or any combination of the foregoing events, including any resulting flood, tidal or wave action (such clause (iii) events collectively, “Windstorms”) to the extent that Windstorms result in loss or damage in excess of Three Hundred Million U.S. Dollars (U.S.$300,000,000) in the cumulative aggregate with respect to the Work, the Project, Subproject 1, Subproject 2, Subproject 3, Subproject 4, Subproject 5, and Subproject 6, collectively. The full amount of Three Hundred Million U.S. Dollars (U.S.$300,000,000) may be satisfied under either the Stage 1 EPC Agreement, the Stage 2 EPC Agreement, the Stage 3 EPC Agreement, or this Agreement. In the event that any physical loss or damage to the Stage 4 Liquefaction Facility or the Work arises from one or more of the events set forth in the first sentence of this Section 8.2A, and Owner elects to rebuild such physical loss or damage, Contractor shall be entitled to a Change Order to the extent such event adversely affects (i) Contractor’s costs of performance of the Work; (ii) Contractor’s ability to perform the Work in accordance with the Project Schedule or (iii) Contractor’s ability to perform any material obligation under this Agreement; provided that Contractor complies with the requirements set forth in Sections 6.2, 6.5 and 6.9.

3.	The Contract Price is not adjusted by this Change Order.

Adjustment to Contract Price

The original Contract Price was.........................................................................................................................	$2,016,892,537
Net change by previously authorized Change Orders .......................................................................................	$—
The Contract Price prior to this Change Order was...........................................................................................	$2,016,892,573
The Contract Price will be revised by this Change Order in the amount of .....................................................	$—
The new Contract Price including this Change Order will be...........................................................................	$2,016,892,573

Adjustment to dates in Project Schedule

The following dates are modified (list all dates modified; insert N/A if no dates modified): N/A

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary) N/A

Adjustment to Payment Schedule: N/A

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

List of Exhibits to this Change Order: N/A

List of Attachments (Amendments to the Agreement) to this Change Order: N/A
Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ David Craft	/s/ Maurissa D Rogers
Owner	Contractor
David Craft	Maurissa D Rogers
Name	Name
SVP E&C	Sr Project Manager, PVP
Title	Title
June 3, 2019	June 3, 2019
Date of Signing	Date of Signing